Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE AVANT IMMUNOTHERAPEUTICS, INC.
1999 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:  Una S. Ryan, Ph.D.

No. of Restricted Stock Units Granted:  400,000

Grant Date:  September 18, 2003

Pursuant to the AVANT Immunotherapeutics, Inc. 1999 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, AVANT Immunotherapeutics, Inc. (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each “Restricted Stock Unit” shall relate to one share of Common Stock, par value $.001 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1.                                       Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless she shall have accepted this Award within 90 days of receipt hereof by signing and delivering to the Company a copy of this Award Agreement.  Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.

2.                                       Restrictions on Transfer of Award.  The Award shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement, (ii) the Deferral Period has expired, and (iii) a certificate has been issued pursuant to Section 6 of this Agreement.

3.                                       Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth below, provided in each case that the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its Subsidiaries.

Incremental (Aggregate) Number of Restricted Stock Units Vested	Vesting Date

100,000 (100,000)	July 17, 2004
100,000 (200,000)	July 17, 2005
100,000 (300,000)	July 17, 2006
100,000 (400,000)	July 17, 2007

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.  Notwithstanding the foregoing, the Grantee shall become vested in the Restricted Stock Units prior to the Vesting Date set forth above in the following circumstances:

(a)          Immediately prior to the consummation of a Change of Control, all Restricted Stock Units that have not previously been forfeited shall immediately vest; provided that the Grantee is then employed by the Company or its Subsidiaries.

(b)         In the event of the Grantee’s employment terminates on account of death or disability, all Restricted Stock Units that have not previously been forfeited shall immediately vest.

(c)          In the event the Grantee’s employment is terminated by the Company without Cause, all Restricted Stock Units that have not previously been forfeited shall immediately vest.  For purposes hereof, “Cause” shall have the same meaning as set forth in the Amended and Restated Employment Agreement between the Company and the Grantee dated August 20, 1998, as amended from time to time.

4.                                       Forfeiture.  In the event the Company terminates the Grantee’s employment for Cause or the Grantee terminates her employment on her own initiative (it being understood that in this context, a termination of employment on the Grantee’s own initiative does not include a termination due to her death or disability), all Restricted Stock Units that have not previously been forfeited on such date shall be immediately forfeited to the Company.

5.                                       Dividend Equivalents.

(a)          If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

(b)         In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.  In the case of a dividend payable in property other than shares of Stock or cash, the per share of Stock value of such dividend shall be determined in good faith by the Board of Directors of the Company and shall be converted to additional Restricted Stock Units based on the formula in (a) above.  Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

6.                                       Receipt of Shares of Stock.

(a)          As soon as practicable following the date the Grantee terminates employment with the Company or its Subsidiaries (the “Deferral Period”), the Company shall issue to the Grantee a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date in full satisfaction of such Restricted Stock Units.

(b)         Upon a Change of Control, the Company shall issue to the Grantee a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee on such date (determined after giving effect to Section 3(a) above) in full satisfaction of such Restricted Stock Units; provided, however, that in the event the Company is involved in a transaction in which shares of Stock will be exchanged for cash or other consideration, the Company shall issue to the Grantee immediately prior to the consummation of such transaction a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee on such date (determined after giving effect to Section 3(a) above).

(c)          In each instance above, the certificate or certificates issued to the Grantee covering the shares of Stock shall be subject to the payment by the Grantee by cash or other means acceptable to the Company of any federal, state, local and other applicable taxes required to be withheld in connection with such issuance in accordance with Section 9 of this Agreement.  The Grantee understands that once a certificate has been delivered to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell the shares of Stock evidenced by such certificate, subject to applicable requirements of federal and state securities laws.  Immediately after the issuance of shares of Stock, this Agreement shall terminate and be of no further force or effect.

7.                                       Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.                                       Transferability of this Agreement.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9.                                       Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The

Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

10.                                 Miscellaneous.

(a)          Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)         This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.

AVANT IMMUNOTHERAPEUTICS, INC.

By:	/s/ J. Barrie Ward
J. Barrie Ward, Director

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	September 18, 2003	/s/ Una S. Ryan
Grantee’s Signature

Grantee’s name and address:

Una S. Ryan

329 Hammond St.

Chestnut Hill, MA 02467